Exhibit 23.1

Certified Public Accountants & Business Consultants

Board of Directors
Bulldog Financial, Inc.
Golden, Colorado

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 6, 2004, on the financial statements of Bulldog Financial, Inc. as of August 31, 2004 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-4 Registration Statement filed with the Securities and Exchange Commission.

/s/Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

August 8, 2005

Member of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Center - 601 West Riverside Avenue, Suite 1940 - Spokane, WA 99201
Phone (509) 838-5111 - Fax (509) 838-5114 - www.williams-webster.com